Attachment A

FOR IMMEDIATE RELEASE

SKYWAY COMMUNICATIONS HOLDINGS CORP. ANNOUNCES
THE RESIGNATION OF MR. RAY POWERS

CLEARWATER, Fla. — (BUSINESS WIRE) – April 29th, 2005 4:00 p.m

        SkyWay Communications Holding Corp. (OTCBB:SWYC - News), announced today the resignation of Mr. Ray Powers from the Board of Directors.

        In an emergency meeting of the Board on April 28th, the Company accepted the resignation of Mr. Powers from the Board of Directors.

        Mr. Power’s resignation from the Board resulted from an order made by a United States District Court Judge on April 27th, disallowing the sale or transfer of any assets of the Corporation (the “Order”). The Order was prompted by an application from the plaintiffs in a lawsuit commenced against the Company and its Chief Executive Officer and President on December, 14th, 2004. Upon receipt of the Order, a memorandum was immediately delivered to the executives of the Company from the Board, ordering the immediate cessation of any negotiations or sales of any corporate assets, in strict accordance with the Order. The Company has fully complied with the Order and continues to do so.

        The effect of the Order was to impede any ability on the part of the Company’s Board to negotiate any settlement of current outstanding liabilities, including outstanding rents and employment benefits, negotiation of which would enable the Company to continue its operations.

        Further, the impediments resulting from the order and further undisclosed liabilities have caused the termination of negotiations with an investment group which was contemplating an investment into the Company.

        On April 29th, the Company received a formal eviction notice, effective immediately, to vacate the premises of the Skyway headquarters. Such eviction notice has been complied with. The Company is currently in discussions with its counsel to discuss all options available to it.

About SkyWay Communications Holding Corporation

SkyWay Communications Holding Corporation and SkyWay. is a Clearwater, Florida based company that is developing a unique ground to air in-flight aircraft communication network that it anticipates will facilitate homeland security and in-flight entertainment.   SkyWay is focused on bringing to the market a network supporting aircraft-related service including anti-terrorism support, real time in-flight surveillance and monitoring, WIFI access to the Internet, telephone service and enhanced entertainment service for commercial and private aircraft throughout the United States.   Based on the final upgrading of a previous airborne telephone and communications network, SkyWay intends to provide broadband connectivity between the ground and in-flight aircraft throughout the U.S. using technology that provides a broadband high-speed data transmission.   SkyWay intends to be the communications solution for commercial and private aircraft owners wanting real time access to on-board security systems, aircraft health and welfare monitoring, avionics operations and for passengers wanting real time high-speed access to the Internet.   The network will enable applications that can personalize the in-flight entertainment experience, provide real time access to flight management avionics with long-term data storage and also support for ground monitoring of in-flight surveillance systems that are being designed with the goal of enhancing current airline security standards.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

For more information regarding SkyWay Communications Holding Corp. please contact:

Investor Relations (727) 535-8211

www.skywayaircraftsecurity.com
for additional information